Exhibit 10.6

FIRST AMENDMENT TO THE
AVON PRODUCTS, INC. INTERNATIONAL RETIREMENT PLAN
AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2009
This FIRST AMENDMENT is made to the Avon Products, Inc. International Retirement Plan by AVON PRODUCTS, INC., a corporation duly organized and existing under the laws of the State of New York (the "Company").
INTRODUCTION
The Company maintains the Avon Products, Inc. International Retirement Plan (the "Plan"). The Company now wishes to amend the Plan: (1) to reflect certain changes to comply with Section 409A of the Internal Revenue Code and guidance issued thereunder; (2) to include an opening balance for those transferees who were not vested in their home country foreign plan but whose benefits under such plan would be forfeited when service is no longer being provided in such home country and a similar vesting scheduled as in their home country would be provided; and (3) to reflect certain non-substantive changes to the Plan.
AMENDMENT
NOW, THEREFORE, the Company hereby amends the Plan as follows:
1.Effective as of January 1, 2009, by clarifying the last sentence of Plan Section 2.5 to read as follows:
"Effective July 1, 2009, also excluded from Covered Pay is the portion, if any, of a Participant's MIP bonus that exceeds one hundred percent (100%) of the Participant's MIP target bonus for the prior year."

2.    Effective as of January 1, 2009, by renumbering Plan Sections 2.7 through 2.15 as Plan Sections 2.8 through 2.16 (and making corresponding changes to any internal Plan cross-references to such Sections), and then by dividing current Plan Section 2.6 into Plan Sections 2.6 and 2.7 to read as follows:
"2.6    "Disability" means a Participant's inability to fully perform the essential duties of his occupation for the Company as a result of injury (defined as an accidental bodily injury neither expected nor initiated by the Participant) or illness (defined as a physical or mental disease or disorder, pregnancy, childbirth, or related medical condition). The determination of whether or not a Disability exists shall be made by the Administrator and shall be confirmed by competent medical evidence.
2.7    "Grandfathered Participant" means a Participant who was a Participant in the Plan on June 30, 2009."
3.    Effective as of January 1, 2009, by amending the third sentence of Plan Section 2.16 (as renumbered above) to read as follows:
"However, other than with respect to a Grandfathered Participant who has any Section 409A Amounts, if a leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform his job duties or the duties of a similar job position, then, for such Participant, the six (6) month period in the prior sentence is replaced with a twenty-nine (29) month period."
4.    Effective as of July 1, 2010, by adding a new paragraph to Plan Section 4.4. to read as follows:
“At the discretion of the Plan Sponsor, if an Initial Credit was established for a Participant to compensate such Participant for lost pension or other benefits caused as a result of a transfer from one country to another where the first country’s benefit plan causes a forfeiture of benefits accrued under such plan, the Initial Credit may be subject to a vesting schedule that is the same vesting schedule as under the plan under which the forfeiture occurred. If the Participant terminates employment (incurs a Separation from Service) prior to the completion of the vesting schedule for the Initial Credit, such Initial Credit amount will be forfeited. Amounts earned after the Initial Credit for services provided after the transfer, however, are not subject to such vesting schedule.

5.    Effective as of January 1, 2009, by deleting Plan Section 4.5(c)(2) in its entirety, and substituting therefor the following:
"(2)    the date on which the Participant incurs a Separation from Service; or"
6.    Effective as of January 1, 2009, by deleting Plan Section 5.3, and substituting therefor the following:
"5.3    Timing and Form of Distribution
Other than with respect to a Grandfathered Participant who has any Section 409A Amounts, the Plan will distribute the vested Account to the Participant within ninety (90) days following the Participant's Separation from Service, or to the Participant's estate, if the Participant has died, in a lump-sum payment in cash, subject to Section 5.6 below. With respect to a Grandfathered Participant who has any Section 409A Amounts, the Plan will distribute the vested Account to the Participant upon the Participant's Separation from Service, or to the Participant's estate, if the Participant has died, in a lump-sum payment in cash, subject to Section 5.6 below."
7.    Effective as of January 1, 2009, by adding a new Plan Section 7.8(c) to read as follows:
"(c)    With respect to Section 409A Amounts, the Plan will be interpreted in a manner to comply with the requirements of Section 409A."
Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this First Amendment.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on the date set forth below.
AVON PRODUCTS, INC.
Dated: December 13, 2010

By:	/s/ Lucien Alziari
Name:	Lucien Alziari
Title:	SVP HR